Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces Third Quarter 2005 Results

Trevose, PA – November 8, 2005 – Broder Bros., Co. (the “Company”) today announced results for its third quarter ended September 24, 2005.

The Company acquired NES Clothing Company (“NES”) on August 31, 2004. Actual results reported herein include the results of NES since the date of acquisition. Pro forma results reflect the combined operations of Broder Bros., Co. and NES as if the acquisition of NES had occurred on the first day of fiscal year 2004. On November 23, 2004, the Company issued an additional $50.0 million aggregate principal amount of its 11  1/4% Senior Notes due 2010 (the “Notes”). Pro forma results reflect the interest impact of the Notes and corresponding reduction in borrowings under the Company’s line of credit as if the issuance of the Notes had occurred on the first day of fiscal year 2004.

Third Quarter 2005 Results Compared to Prior Year

Third quarter 2005 net sales were $255.6 million compared to $231.3 million for the third quarter 2004. Third quarter 2005 income from operations was $7.8 million compared to income from operations of $9.9 million for third quarter 2004. Third quarter 2005 net loss was $(1.7) million compared to net income of $1.7 million for the third quarter 2004.

Third Quarter 2005 Results Compared to Prior Year Pro Forma

Third quarter 2005 net sales were $255.6 million compared to pro forma net sales of $253.8 million for the third quarter 2004. Third quarter 2005 income from operations was $7.8 million compared to pro forma income from operations of $10.2 million for the third quarter 2004. Third quarter 2005 earnings before interest, taxes, depreciation and amortization (EBITDA) was $12.6 million compared to pro forma EBITDA of $15.5 million for the third quarter 2004.

Actual and pro forma results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, third quarter 2005 EBITDA was $14.0 million, compared to $16.6 million pro forma EBITDA for the third quarter 2004.

Year to Date Results Compared to Prior Year and Pro Forma

For the nine months ended September 2005, net sales of $715.4 million improved over prior year actual revenues of $635.4 million but were lower than pro forma revenues of $725.0 million for the nine months ended September 2004. Income from operations for the nine months ended September 2005 was $18.9 million compared to prior year actual income from operations of $17.5 million and pro forma income from operations of $19.7 million for the nine months ended September 2004. EBITDA of $33.7 million for the nine months ended September 2005 improved over prior year actual EBITDA of $31.4 million but was lower than pro forma EBITDA of $35.9 million for the nine months ended September 2004.

Excluding the highlighted charges denoted herein, EBITDA for the nine months ended September 2005 was $37.0 million compared to $41.3 million on a pro forma basis for the nine months ended September 2004.

Restructuring and Integration Activities

Throughout 2004 the Company successfully completed various restructuring and integration activities related to the September 2003 combination of the Broder and Alpha businesses. In addition, during 2005 the Company completed integration activities related to the August 2004 acquisition of NES. As a result of the Alpha and NES restructuring and integration activities, the Company has realized operating expense synergies related to reduction of certain redundant general and administrative positions, and has successfully closed six distribution centers including three closures in 2003, two in 2004 and one in 2005.

Highlighted Charges

Actual and pro forma results for the three and nine months ended September 24, 2005 and September 25, 2004 include certain charges highlighted as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended			Nine Months Ended
	Actual 2005	Actual 2004	Pro Forma 2004	Actual 2005	Actual 2004	Pro Forma 2004
Highlighted Charges
Lease termination, severance and related charges	$0.6	$0.2	$0.2	$1.6	$1.7	$1.7
Asset write-down charges	0.3	—	—	0.4	0.8	0.8

Total restructuring charges	0.9	0.2	0.2	2.0	2.5	2.5
Net loss on debt retirement	—	—	—	—	0.2	0.2
Integration-related charges	—	0.5	0.5	—	1.5	1.5
Stock-based compensation	0.1	—	—	0.2	—	—
Management fees	0.4	0.4	0.4	1.1	1.0	1.0
Other highlighted charges	—	—	—	—	0.2	0.2

Total highlighted charges	$1.4	$1.1	$1.1	$3.3	$5.4	$5.4

Restructuring charges relate to severance and facility closure costs incurred in connection with the integrations of Alpha and NES. In addition, restructuring charges in the third quarter of 2005 relate to lease termination costs and non-cash write-off of fixed assets in connection with the planned relocation of Broder division Atlanta operations into a nearby dual-branded Broder-Alpha facility.

Integration-related charges recorded in operating expenses in 2004 represent costs directly attributable to the integration of Alpha, including expenses related to the information systems integration, integration-related travel and the relocation of certain key personnel to the Pennsylvania headquarters. Other highlighted charges in the above table for the actual and pro forma nine months ended September 2004 include a charge of approximately $0.2 million recorded to other expense in connection with the early retirement of a deferred compensation arrangement and litigation settlement charge of approximately $0.2 million recorded in other expense.

Pro Forma Segment Results

The Company has three operating segments. The Broder division generated third quarter 2005 net sales of $100.4 million compared to $104.8 million in the third quarter 2004. The Alpha division generated third quarter 2005 net sales of $121.7 million compared to net sales of $117.3 million in the third quarter 2004. The NES division generated net sales of $33.5 million in the third quarter 2005 compared to pro forma net sales of $31.7 million in the third quarter 2004.

Business Outlook

The trade brand supply constraints which adversely impacted the Company through the first two quarters of 2005 were also a factor during much of the third quarter, but improved to normal levels by the end of the third quarter. The supply constraints unfavorably impacted unit volumes and resulted in lower volume-driven vendor rebates in the trade brand business.

Private label brand revenues continued to grow at over 50% in the third quarter of 2005 compared to the third quarter of 2004. Similarly, the more mature exclusive brand portfolio also continued to grow at a 15% rate. The revenue and gross profit growth in the private label and exclusive brands were sufficient to offset the shortfall in the trade brand performance.

Trade brands contribute over 70% of the Company’s revenues, and the disappointing year to date performance in the trade brands have led to the Company’s proactive efforts to evaluate its trade brand strategy. As a result, the Company has realigned itself with suppliers better positioned to deliver higher service levels and more compelling product costs and rebate programs. These efforts are expected to yield an improved trade brand performance in fiscal year 2006, and are further expected to begin contributing to improved gross profit in the fourth quarter of 2005. Significant resources were committed to the successful launch of the new 2005 private label brands. While the Company will continue to improve and grow its private label business, there will be a modest shift in internal resources and focus toward improving the trade brand business.

The Company remains committed to its market strategy of three distinct divisions: Alpha, Broder and NES. To further recognize operating synergies while maintaining this divisional distinction, the Company is testing a “dual-brand” strategy whereby two divisions will operate within one distribution center. This strategy has potential to provide synergy in the form of both operating cost savings and minimizing working capital invested in inventory. As a first step toward this strategy, the Company has committed to a plan to add Alpha division distribution to the Atlanta, Georgia market. The existing Broder division distribution operations in Atlanta will be relocated to a larger nearby facility which will host both the Alpha and Broder distribution operations. The Broder Atlanta operations will move to the new facility in December 2005, and the Alpha operations will be added to the facility in January 2006. If the dual-brand strategy is successful in Atlanta, the Company intends to deploy the strategy in numerous other regions covered by its distribution network.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal flows of the business. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. During 2005, borrowing levels peaked during June, and are expected to reach a low point for the last half of the year in November. Borrowing levels in 2005 have been impacted by increased investment in private label inventories, which reached a peak level in the second quarter of 2005, stabilized in the third quarter of 2005, and are expected to improve in future periods. During the third quarter of 2005, the Company exercised an option to increase its revolving credit facility by $50.0 million to provide for aggregate borrowings up to $225.0 million subject to borrowing base availability. As of September 24, 2005, borrowing base availability was $98.0 million.

Selected Balance Sheet Information

(dollars in millions)

Unaudited

	September 24, 2005	September 25, 2004	Pro Forma (1) September 25, 2004
Accounts Receivable	$103.1	$100.4	$100.4
Inventory	230.4	167.6	167.6
Accounts Payable	120.7	121.0	121.0
Revolving Credit Debt	105.4	95.0	45.0

	107.4	52.0	102.0
Senior Notes (2)	225.0	175.0	225.0
Shareholders' Equity	71.4	75.0	nm

(1)	The pro forma balance sheet information as of September 25, 2004 is provided for comparison purposes only. An adjustment is reflected to represent the sale of $50 million senior notes and related repayment of revolving credit debt as if it had occurred on September 25, 2004.

(2)	$225.0 million at September 24, 2005 excludes $1.3 million of unamortized premium that will be amortized over the term of the senior notes.

nm	Not meaningful due to subsequent changes to capital structure.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Tuesday, November 8, 2005 to discuss its third quarter 2005 results. The domestic dial-in number for the call is 888-208-1812. The confirmation code is 6472409.

For those unable to participate in the conference call, a replay will be available beginning November 8, 2005 at 1:30 p.m. Eastern Time until November 15, 2005 at 11:59 p.m. Eastern Time. To access the replay, dial 888-203-1112. The replay passcode is 6472409.

* * * * * * *

About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha,” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates 17 distribution centers, strategically located throughout the United States, with the capability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company provides the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end-use consumers.

The Broder, Alpha, and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Hanes, Jerzees, Fruit of the Loom, and Anvil, as well as many exclusive brands including Adidas Golf, Champion, Columbia Sportswear, and Weatherproof. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, Luna Pier, HYP, Desert Wash, Great Republic, Apples & Oranges and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, and NES Clothing Company in 2004.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s web-sites: www.broderbros.com, www.alphashirt.com, and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) risks related to the integration of acquired businesses; (c) risks related to our overall acquisition strategy; (d) significant competitive activity, including promotional and price competition; (e) changes in customer demand for our products and our ability to protect and/or expand customer relationships; (f) price volatility of raw materials; (g) success of our marketing and advertising programs; (h) risks associated with new products and new product features; (i) collectibility of receivables from our customers; (j) ability to attract and retain key personnel; (k) costs of insurance and other selling, general and administrative expenses; (l) risks related to our increasing emphasis on private label products; and (m) other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. We undertake no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 24, 2005 AND SEPTEMBER 25, 2004

(dollars in millions — unaudited)

	Three Months Ended			Nine Months Ended
	Actual 2005	Actual 2004	Pro Forma 2004 (1)	Actual 2005	Actual 2004	Pro Forma 2004 (1)
Net sales	$255.6	$231.3	$253.8	$715.4	$635.4	$725.0
Cost of sales	211.4	190.8	209.0	586.3	523.0	597.4

Gross profit	44.2	40.5	44.8	129.1	112.4	127.6
Warehousing, selling and administrative expenses	30.2	25.2	28.6	92.1	76.9	87.6
Restructuring and impairment charges	0.9	0.2	0.2	2.0	2.5	2.5
Management fee	0.4	0.4	0.4	1.1	1.0	1.0
Stock-based compensation	0.1	—	—	0.2	—	—
Depreciation and amortization	4.8	4.8	5.4	14.8	14.5	16.8

Operating expenses	36.4	30.6	34.6	110.2	94.9	107.9

Income from operations	7.8	9.9	10.2	18.9	17.5	19.7
Interest expense, net of change in fair value of interest rate swaps	9.4	7.4	8.5	26.6	20.9	24.3
All other expense (income)	—	0.1	0.1	—	0.6	0.6

Total other expense	9.4	7.5	8.6	26.6	21.5	24.9

Income (loss) before income taxes	(1.6)	2.4	1.6	(7.7)	(4.0)	(5.2)
Income tax provision (benefit)	0.1	0.7	0.6	(2.5)	(1.7)	(2.1)

Net income (loss)	$(1.7)	$1.7	$1.0	$(5.2)	$(2.3)	$(3.1)

Reconciliation to EBITDA
Interest expense, net of change in fair value of interest rate swaps	9.4	7.4	8.5	26.6	20.9	24.3
Income tax provision (benefit)	0.1	0.7	0.6	(2.5)	(1.7)	(2.1)
Depreciation and amortization	4.8	4.8	5.4	14.8	14.5	16.8

EBITDA	$12.6	$14.6	$15.5	$33.7	$31.4	$35.9

(1)	Pro forma results give effect to (i) the acquisition of NES Clothing Company in August 2004; and (ii) financing of $50 million additional Senior Notes in November 2004 as if each transaction had occurred on January 1, 2004. In addition, pro forma results exclude a $0.8 million non-recurring incentive recovery for NES in the first quarter 2004. For additional information regarding these transactions see our Form 10-K for fiscal 2004 on file with the Securities and Exchange Commission.

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.